United States
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 1-8831

                              FEDDERS CORPORATION
            (Exact name of registrant as specified in its charter)

                             505 Martinsville Road
                     Liberty Corner, New Jersey 07938-0813
                                (908) 604-8686
              (Address, including zip code, and telephone number,
                including area code, of registrant's principal
                              executive offices)

                        Common Stock ($1.00 par value)
                        Class A Stock ($1.00 par value)
           (Title of each class of securities covered by this Form)

                        Common Stock ($0.01 par value)
                       (Titles of all other classes of
                        securities for which a duty to
                       file reports under section 13(a)
                               or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  |X|    Rule 12h-3(b)(1)(i)  |_|
         Rule 12g-4(a)(1)(ii) |_|    Rule 12h-3(b)(1)(ii) |_|
         Rule 12g-4(a)(2)(i)  |_|    Rule 12h-3(b)(2)(i)  |_|
         Rule 12g-4(a)(2)(ii) |_|    Rule 12h-3(b)(2)(ii) |_|
                                     Rule 15d-6           |_|

Approximate number of holders of record as of the certification or notice date: 2,318 holders of Common Stock; 2,323 holders of Class A Stock




Pursuant to the requirements of the Securities Exchange Act of 1934 Fedders Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 26, 2002              By: /s/ Kent E. Hansen
                                       -------------------------------------
                                       Kent E. Hansen
                                       Executive Vice President and
                                       Secretary